EXHIBIT 4.6

CONSULTING SERVICES AGREEMENT

CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of September 21, 2004 (“Effective Date”) by and between Itec Environmental Group, Inc., a Delaware corporation (the “Company”), and Cypress Avenue Partners, LLC, a Nevada limited liability company (“Consultant”).

RECITALS

A.

The Company desires to be assured of the association and services of Consultant and to avail itself of Consultant’ experience, skills, abilities, knowledge and background and is therefore willing to engage Consultant upon the terms and conditions set forth herein; and

B.

Consultant agree to be engaged and retained by the Company upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.

Consulting Services.

The Consultant agrees to provide consulting services (the “Consulting Services”) to the Company during the term of this Agreement, upon such terms and to the extent the parties agree from time to time.  The nature of Consulting Services to be provided may include:

(a)

to provide general consulting services to the Company in connection with the development of new business ventures;

(b)

to assist in strategic business planning for the Company and advise the Company with respect to its capital structure;

(c)

to perform a financial and strategic review of the Company and to assist the Company in formulating its future strategy;

(d)

to assist the Company in the performance of due diligence related to potential business arrangements; and

(e)

to provide general consulting services on such matters as may be requested by the Board of Directors of the Company.

2.

Term.

The term of this Agreement shall commence as of the date hereof and shall be effective a period of six (6) months (the “Term”); provided, however; that, notwithstanding any provision in this Agreement to the contrary, this Agreement shall terminate upon (a) the consummation of the Company’s sale of its common stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction), (b) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company, or (c) a sale of all or substantially all of the assets of the Company.

3.

Direction, Control and Coordination.

Consultant shall perform the Consulting Services under the sole direction and with the approval of the Company’s Board of Directors or an officer of the Company to whom such direction is delegated by resolution of the Board of Directors.

4.

Dedication of Resources.

Consultant shall devote such time, attention and energy as is necessary to perform and discharge the duties and responsibilities under this Agreement in an efficient, trustworthy and professional manner.

5.

Standard of Performance.

Consultant shall use its best reasonable efforts to perform its consulting services as an advisor to the Company in an efficient, trustworthy and professional manner.  Consultant shall perform its consulting services to the sole satisfaction of, and in conjunction and cooperation with, the Company.

6.

Compensation.

(a)

In exchange for the Consulting Services, the Company shall pay to Consultant a total of 20,000,000 shares of common stock of the Company (the “Common Stock”), which Common Stock shall be registered under the Securities Act of 1933, as amended (the “Act”) on Form S-8.

(b)

The Company shall issue certificates representing the Common Stock only to Rick Ramirez, principal of the Consultant, and shall not be required to issue the Common Stock to anyone other than a natural person.

(c)

Consultant hereby covenants that if he becomes a director, officer, holder of ten percent (10%) of the equity and/or voting securities of the Company, or is, or becomes an “affiliate”1 of the Company he will not offer to sell or resell the Common Stock registered on Form S-8, except pursuant to an exemption under the Act and an opinion acceptable to the Company, in its sole discretion.  Consultant understands and agrees that to the extent that the Consultant become an affiliate of the Company (i) the certificate or certificates evidencing the Common Stock and in the name of such affiliates shall bear appropriate legends indicating such transfer restrictions placed upon the Common Stock, (ii) the Company shall have no obligation to honor transfers of any of the Common Stock in violation of such transfer restrictions, and (iii) the Company shall be entitled to instruct any transfer agent or agents for the securities of the Company to refuse to honor such transfers.

7.

Reserved.

8.

Reserved.

 9.

Additional Covenants and Representations and Warranties.

Consultant covenants that it shall not engage in any activities which are in connection with the offer or sale of securities of the Company in a capital-raising transaction or directly or indirectly promote or maintain a market for the Company’s securities.

10.

Confidential Information.

Consultant recognizes and acknowledges that by reason of performance of Consulting Services and duties to the Company (both during the Term and before or after it) Consultant have and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to parties with whom the Company intends enter into business transactions, products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, and relationships between the Company and its affiliates and customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). Consultant acknowledge that such Confidential Information is a valuable and unique asset and covenants that it will not, either during or for three (3) years after the Term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever or use such Confidential Information (except as its duties hereunder may require) without the prior written authorization of the Company, unless such information is in the public domain through no fault of the Consultant or except as may be required by law.  Upon the Company’s request, the Consultant will return all tangible materials containing Confidential Information to the Company.

1 For the purposes of this Agreement, “affiliate” shall have that definition ascribed to such term in SEC Rule 405.

11.

Relationship.

This agreement does not create, and shall not be construed to create, any joint venture or partnership between the parties, and may not be construed as an employment agreement.  No officer, employee, agent, servant, or independent contractor of Consultant nor its affiliates shall at any time be deemed to be an employee, agent, servant, or broker of the Company for any purpose whatsoever solely as a result of this Agreement and Consultant shall have no right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner or thing whatsoever.

12.

Notices.

Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, sent by an overnight courier service, or sent by certified or registered mail to the following addresses, or such other address as to which one party may have notified the other in such manner:

If to the Company:

Itec Environmental Group, Inc.
442 Diablo Road, Box 134

Danville, CA 94526

With a copy to:

David M. Otto

The Otto Law Group, PLLC

900 Fourth Avenue, Suite 3140

Seattle, WA 98164

If to the Consultant:

Rick Ramirez

Cypress Avenue Partners, LLC

PO Box 8089

Tahoe City, CA  96145

13.

Applicable Law.

The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of California, without giving effect to principles of conflicts of law.

14.

Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Agreement.

15.

Waiver of Breach.

The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party.  No waiver shall be valid unless in writing and signed by an authorized officer of the Company or Consultant.

16.

Assigns and Assignment.

This Agreement shall extend to, inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns; provided, however, that this Agreement may not be assigned or transferred, in whole or in part, by the Consultant except with the prior written consent of the Company.

17.

Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

18.

Counterparts.

This Agreement may be executed by facsimile and in counterparts each of which shall constitute an original document, and both of which together shall constitute the same document.

19.

Transfer Restrictions.

Consultant hereby agrees all certificates representing such shares shall be subject to such stock transfer orders, legends and other restrictions as the Company may deem necessary or advisable.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

The Company:

ITEC ENVIRONMENTAL GROUP, INC.

By:  /s/ Gary De Laurentiis

Name:  Gary De Laurentiis

Title:  CEO

The Consultant:

 CYPRESS AVENUE PARTNERS, LLC

By:  /s/ Rick Ramirez

Name:  Rick Ramirez

Title:  Managing Member/Sole Member